Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Astro-Med, Inc. of our report dated April 8, 2015, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K for the year ended January 31, 2015.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
June 1, 2015